Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan of our reports dated March 3, 2014, with respect to the consolidated financial statements and financial statement schedule of Brookdale Senior Living Inc., and the effectiveness of internal control over financial reporting of Brookdale Senior Living Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

29 July 2014